Exhibit 99.1

ARCHROCK APPOINTS DOUG ARON AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON, July 11, 2018 (GLOBE NEWSWIRE) — Archrock, Inc. (NYSE:AROC) today announced that Douglas S. Aron has been appointed Senior Vice President and Chief Financial Officer, effective August 13, 2018.

Mr. Aron, 44, brings extensive energy industry experience, previously serving in various senior roles at HollyFrontier Corporation and its predecessors for more than 15 years, including as Executive Vice President and Chief Financial Officer of HollyFrontier Corporation from July 2011 to March 2017.  Prior to Frontier’s merger with Holly in 2011, Mr. Aron served Frontier Oil Corporation as Executive Vice President and Chief Financial Officer, from 2009, as Vice President of Corporate Finance, from 2005 to 2009 and as Director of Investor Relations, from 2001 to 2005.  Mr. Aron most recently served as Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. during 2017.  He holds a Bachelor of Journalism from the University of Texas and an MBA from the Jesse H. Jones Graduate School of Business at Rice University.

“We are excited to have Doug join the Archrock team, lead our finance organization and serve as a key member of our leadership team,” said Brad Childers, President and CEO of Archrock. “Doug’s experience, values and track record of achieving results are well-aligned with Archrock, and position us well as we continue to execute our plan, capitalize on significant growth opportunities in the natural gas market and create long-term shareholder value.”

Mr. Aron will succeed Randy Guba, current Interim Chief Financial Officer of Archrock. “I want to thank Randy for his contributions while serving as Interim Chief Financial Officer,” added Childers.  “His efforts provided a seamless transition for which we are grateful.”

About Archrock

Archrock, Inc. (NYSE:AROC) is a pure play U.S. natural gas contract compression services business and a leading supplier of aftermarket services to customers that own compression equipment in the United States. Archrock is headquartered in Houston, Texas, operating in the major oil and gas producing regions in the United States, with approximately 1,700 employees. For more information, visit www.archrock.com.

For information, contact:
Paul Burkhart, Vice President Finance
281-836-8688
investor.relations@archrock.com